EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2023 RESULTS
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•Solid business results with full year cash flow1 of $1.3 billion, in line with guidance

•Strong organic growth momentum with $5.3 billion of Retirement2 net inflows and $3.0 billion in Wealth Management advisory net inflows

•Asset Management’s Retail and Private Wealth channels delivered full year net inflows, which was offset by Institutional net outflows; Institutional pipeline remains strong with $12 billion

•Full year Net income of $1.3 billion, or $3.48 per share; fourth quarter Net loss of $698 million, or $2.15 per share

•Non-GAAP operating earnings3 of $1.7 billion, or $4.59 per share, for the full year and $476 million, or $1.33 per share, for the fourth quarter 2023. Adjusting for notable items4, Non-GAAP operating earnings of $1.9 billion, or $5.13 per share, for the full year and $479 million, or $1.34 per share, for the fourth quarter 2023

•Returned $1.2 billion to shareholders this year, including $315 million in the quarter, delivering on the 60-70% payout ratio target; Board approved a new $1.3 billion share repurchase authorization5
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New York, NY, February 6, 2024 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2023.
“2023 was a momentous year for Equitable Holdings. We celebrated our fifth anniversary as a public company while also holding our inaugural investor day in May, where we highlighted our growth strategy and financial goals for the next five years. Equitable delivered solid financial results despite an uncertain macro environment, and our businesses continue to drive predictable cash flow to Holdings, with $1.3 billion in 2023, in line with our full year guidance. This, in combination with $2.0 billion of cash at Holdings, enabled us to deliver capital return consistent with our 60-70% payout ratio target and was recognized by S&P Global’s upgrade of Equitable Holdings to A-. Higher interest rates and favorable demographic trends have led clients to seek our advice-centric solutions, resulting in $8.3 billion of Retirement and Wealth Management advisory net inflows over the past year. In asset management, we were not immune to industry-wide pressures on net flows, but AB remains well-positioned with a global distribution platform, strong performance track record and strategic focus on higher-growth segments like Private Markets,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “While we faced some short-term headwinds this past year, we expect non-GAAP operating earnings per share growth to accelerate in 2024 and project increased cash generation of $1.4
1 Cash flow is net dividends and distributions to Equitable Holdings from its subsidiaries.
2 Includes Individual Retirement and Group Retirement segments.
3 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
4 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
5 Under this authorization, the Company may, from time to time, purchase shares of its common stock through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

billion to $1.5 billion6. This momentum is supported by the combination of organic growth within our Retirement and Wealth Management businesses and continued execution against our strategic initiatives.”

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2023	2022	2023	2022
Total Assets Under Management/Administration (“AUM/A”, in billions)	$930	$826	$930	$826
Net income attributable to Holdings	(698)	62	1,302	2,153
Net income attributable to Holdings per common share	(2.15)	0.10	3.48	5.46
Non-GAAP operating earnings	476	348	1,694	1,726
Non-GAAP operating earnings per common share (“EPS”)	1.33	0.87	4.59	4.33

As of December 31, 2023, total AUM/A was $930 billion, a year-over-year increase of 13%, driven by higher markets over the prior twelve months.
On a full year basis, Net income attributable to Holdings was $1.3 billion in 2023 compared to $2.2 billion in 2022.

Full year Non-GAAP operating earnings were $1.7 billion in 2023 compared to $1.7 billion in 2022. Adjusting for notable items7 of $189 million, 2023 Non-GAAP operating earnings were $1.9 billion or $5.13 per share.
Net income attributable to Holdings for the fourth quarter of 2023 was $(698) million compared to $62 million in the fourth quarter of 2022.

Non-GAAP operating earnings in the fourth quarter of 2023 was $476 million compared to $348 million in the fourth quarter of 2022. Adjusting for notable items8 of $3 million, fourth quarter 2023 Non-GAAP operating earnings were $479 million or $1.34 per share.

As of December 31, 2023, book value per common share, including accumulated other comprehensive income (“AOCI”), was $3.26. Book value per common share, excluding AOCI, was $26.56.
6 Cash generation is the cash flow from asset and wealth management subsidiaries, along with capital generated in excess of the target combined NAIC RBC ratio at the insurance subsidiaries. Financial guidance assumes normal market conditions including 6% equity return, 2% dividend yield and interest rates following the forward curve.
7 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
8 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Full year 2023 business segment highlights:
◦Individual Retirement (“IR”) reported record full year net inflows of $5.6 billion, and first year premiums were up 24% over prior year, attributable to growth in our industry leading spread-based RILA product.
◦Group Retirement (“GR”) reported full year net outflows of $256 million. The tax-exempt channel, which includes Equitable’s industry leading K-12 educators offering, reported net inflows of $365 million.

◦Investment Management and Research (AllianceBernstein or “AB”)9 reported full year net outflows of $7.0 billion, with Institutional channel outflows partially offset by organic growth in Retail and Private Wealth.

◦Protection Solutions (“PS”) reported $3.1 billion of full year gross written premiums with accumulation-oriented VUL first year premiums up 10% and Employee Benefits first year premiums up 27% over the prior year.

◦Wealth Management (“WM”) reported full year advisory net inflows of $3.0 billion with a continued shift toward fee-based advice supported by approximately 750 dedicated wealth planners, up 7% over prior year.

◦Legacy (“L”) reported $2.3 billion of full year net outflows and continues to run-off at $2-$3 billion annually.

•Capital management program:
◦The Company returned $1.2 billion to shareholders, including $315 million in the fourth quarter of 2023, delivering on its payout ratio target of 60-70% of Non-GAAP operating earnings. Looking ahead, the Board of Directors authorized a new $1.3 billion share repurchase program10.

◦The Company continues to benefit from diverse businesses which drive predictable cash flow with $1.3 billion to the Holding company this year, in line with 2023 guidance. The Company expects $1.4 billion to $1.5 billion of cash generation in 202411, supported by organic growth across retirement, asset and wealth management.

◦The Company reported cash and liquid assets of $2.0 billion at Holdings, which remains above the $500 million minimum target. The combined NAIC RBC ratio was approximately 400%-425% at year end, above the Company’s target of 375-400%.

9 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
10 Under this authorization, the Company may, from time to time, purchase shares of its common stock through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.
11 Cash generation is the cash flow from asset and wealth management subsidiaries, along with capital generated in excess of the target combined NAIC RBC ratio at the insurance subsidiaries. Financial guidance assumes normal market conditions including 6% equity return, 2% dividend yield and interest rates following the forward curve.

•Delivering shareholder value:

◦The Company has deployed $9 billion of its $20 billion capital commitment to AB, supporting growth in AB’s Private Markets business, which currently has $61 billion in assets under management.

◦The Company achieved $38 million of its targeted $150 million of net expense savings by 2027 and $52 million of its targeted $110 million of incremental income for the Company’s general account by 2027.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2023	Q4 2022
Account value (in billions)	$91.7	$74.3
Segment net flows (in billions)	1.5	0.8
Operating earnings (loss)	206	190
•Account value increased by 23% primarily due to market performance and net inflows over the prior twelve months.
•Net inflows of $1.5 billion in the quarter were higher over the prior year quarter with sales of $3.8 billion.
•Operating earnings increased from $190 million in the prior year quarter to $206 million, primarily driven by higher net interest margin due to higher interest rates and higher SCS asset balances.
•Operating earnings adjusting for notable items12 increased from $188 million in the prior year quarter to $211 million. Notable items of $5 million in the current period reflects lower net investment income from alternatives and prepayments.

Group Retirement

(in millions, unless otherwise noted)	Q4 2023	Q4 2022
Account value (in billions)	$36.5	$32.0
Segment net flows	(135)	24
Operating earnings (loss)	98	92

•Account value increased by 14% primarily due to market performance over the prior twelve months.
•Net outflows of $135 million in the fourth quarter, primarily attributable to non-core channels; the core tax-exempt channel delivered $115 million of net inflows.
•Operating earnings increased from $92 million in the prior year quarter to $98 million, primarily due to higher net investment income and higher fee income, partially offset by higher interest credited.
•Operating earnings adjusting for notable items13 increased from $98 million in the prior year quarter to $109 million. Notable items of $11 million reflect lower net investment income from alternatives and prepayments.

12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
13 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

AllianceBernstein

(in millions, unless otherwise noted)	Q4 2023	Q4 2022
Total AUM (in billions)	$725.2	$646.4
Segment net flows (in billions)	(1.8)	(1.9)
Operating earnings (loss)	114	94
•AUM increased by 12% due to market performance over the prior twelve months.
•Net outflows of $1.8 billion in the quarter, with net inflows in the Retail channel of $1.3 billion, led by taxable fixed income and municipals, partially offset by Institutional channel net outflows of $2.5 billion and Private Wealth net outflows of $0.6 billion.

•Operating earnings increased from $94 million in the prior year quarter to $114 million, primarily due to higher base fees on higher average AUM, higher performance fees and a lower tax rate.
•Operating earnings adjusting for notable items14 increased from $94 million in the prior year quarter to $100 million. Notable items of $14 million reflects a favorable tax item in the quarter.

Protection Solutions

(in millions)	Q4 2023	Q4 2022
Gross written premiums	$821	$776
Annualized premiums	102	74
Operating earnings (loss)	28	(41)
•Annualized premiums increased 38% year-over-year, driven by an 40% increase in Life and a 32% increase in Employee Benefits.
•Operating earnings increased from a $41 million loss in the prior year quarter to $28 million, primarily due to improved mortality compared to the prior year quarter and higher fee type revenue from Employee Benefits premium growth.

•Operating earnings adjusting for notable items15 increased from $58 million in the prior year quarter to $68 million. Notable items of $40 million reflect lower net investment income from alternatives and prepayments and a one-time model update.

14 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
15 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q4 2023	Q4 2022
Total AUA (in billions)	$87.0	$72.4
Advisory Net Flows (in billions)	0.5	0.2
Operating earnings (loss)	45	23
•AUA increased by 20% due to market performance and net inflows over the last twelve months.
•Advisory net inflows of $0.5 billion in the quarter.
•Operating earnings increased from $23 million in the prior year quarter to $45 million, primarily due to higher distribution fees and increased advisory fees on higher average asset balances.

Legacy

(in millions)	Q4 2023	Q4 2022
Account value (in billions)	$22.2	$21.5
Net Flows (1)	(643)	(589)
Operating earnings (loss)	40	65
(1)     Net flows excluded as it relates to AV ceded to Venerable for the discrete periods of December 31, 2023 and December 31, 2022 were $(324) million and $(292) million, respectively.

•Account value was flat year-over-year with expected net outflows offset by positive market performance over the prior twelve months.
•Net outflows of $643 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings decreased from $65 million in the prior year quarter to $40 million, primarily due to higher operating expenses and lower net investment income as the business continues to run off.
•Operating earnings adjusting for notable items16 decreased from $67 million in the prior year quarter to $41 million. Notable items of $1 million in the current period reflects lower net investment income from alternatives and prepayments partially offset by a one-time model update.

Corporate and Other (“C&O”)
The operating loss of $55 million in the fourth quarter decreased from an operating loss of $75 million in the prior year quarter, primarily driven by the benefit from a favorable out-of-period adjustment related to derivatives reporting. Operating loss after adjusting for notable items17 increased from $89 million in the prior year quarter to $95 million.
16 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
17 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Non-GAAP Operating Earnings	476	$348	$1,694	$1,726
Post-tax Adjustments related to notable items:
Individual Retirement	5	(2)	10	23
Group Retirement	11	6	24	16
Investment Management and Research	(14)	—	(23)	—
Protection Solutions	40	99	211	213
Wealth Management	—	—	—	—
Legacy	1	2	10	(1)
Corporate & Other	(40)	(14)	(31)	(8)
Notable items subtotal	3	91	201	243
Less: impact of actuarial assumption update	—	—	(12)	1
Non-GAAP Operating Earnings, less Notable Items	$479	$439	$1,883	$1,970

Impact of notable items by item category:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Non-GAAP Operating Earnings	476	$348	$1,694	$1,726
Pre-tax adjustments related to Notable Items:
Actuarial and Model Updates	14	1	(2)	6
Mortality	—	84	151	209
Expenses	—	—	—	42
Net Investment Income	9	27	117	30
Subtotal	23	112	265	287
Post-tax impact of Notable Items	3	91	201	243
Less: impact of actuarial assumption update	—	—	(12)	1
Non-GAAP Operating Earnings, less Notable Items	$479	$439	$1,883	$1,970

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET on February 7, 2024 to discuss its full year and fourth quarter 2023 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2023 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 9,100 employees and financial professionals, $930 billion in assets under management and administration (as of 12/31/2023) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations.“We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of plateauing or decreasing economic growth and geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and a decrease of deferred tax valuation allowance.
In the third quarter 2023, the Company updated its operating earnings measure to exclude the impact of the annual actuarial assumption update attributable to LFPB as the majority of the earnings volatility attributable to these assumption updates relate to the Company’s Legacy and non-business segment products and as such do not represent the Company’s ongoing revenue generating activities or future business strategy, and impedes comparability of operating results period over period. Operating earnings were favorably impacted by this change in the amount of $61 million for the year ended December 31, 2023. The presentation of operating earnings in prior periods was not revised to reflect this modification because the impact to those periods was immaterial.
Also, in the fourth quarter of 2023, the Company updated its operating earnings measure to exclude the impact of realized amounts related to equity classified instruments. The recognition of the realized capital gains and losses from investments in current net investment income is generally considered distortive and not reflective of the ongoing core business activities of the segments. Operating earnings were favorably impacted in the amount of $8 million for the year ended December 31, 2023. The presentation of operating earnings in prior periods was not revised to reflect this modification. The impact to operating earnings would have been $36 million favorable for the year ended December 31, 2022 and $50 million unfavorable for the year ended December 31, 2021.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net income (loss) attributable to Holdings	$(698)	$62	$1,302	$2,153
Adjustments related to:
Variable annuity product features	1,191	129	607	(2,193)
Investment (gains) losses	159	55	713	945
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	13	25	39	82
Other adjustments (1) (2)	153	150	351	605
Income tax expense (benefit) related to above adjustments	(319)	(76)	(359)	118
Non-recurring tax items (3)	(23)	3	(959)	16
Non-GAAP Operating Earnings	$476	$348	$1,694	$1,726

_______________

(1)Includes certain gross legal expenses related to the cost of insurance litigation, and claims related to a commercial relationship of $109 million, $50 million, $144 million and $218 million for the three months and years ended December 31, 2023 and 2022, respectively. Includes policyholder benefit costs of $75 million for the year ended December 31, 2022, stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(2)Includes Non-GMxB related derivative hedge losses of $33 million, $26 million, $34 million and ($34) million for the three months and years ended December 31, 2023 and 2022, respectively.
(3)For the three and twelve months ended December 31, 2023, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period and tax valuation allowance decreases of $30 million and $1 billion, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and years ended December 31, 2023 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Holdings (1)	$(2.07)	$0.17	$3.70	$5.67
Less: Preferred stock dividend	0.08	0.07	0.22	0.21
Net Income (loss) available to common shareholders	(2.15)	0.10	3.48	5.46
Adjustments related to:
Variable annuity product features	3.53	0.35	1.73	(5.77)
Investment (gains) losses	0.47	0.15	2.03	2.49
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.04	0.07	0.11	0.22
Other adjustments (2) (3)	0.46	0.39	0.99	1.58
Income tax expense (benefit) related to above adjustments	(0.95)	(0.20)	(1.02)	0.31
Non-recurring tax items (4)	(0.07)	0.01	(2.73)	0.04
Non-GAAP Operating Earnings	$1.33	$0.87	$4.59	$4.33

_______________
(1)For periods presented with a net loss, basic shares are used for EPS.
(2)The legal accruals impact per common share is $0.32, $0.13, $0.41 and $0.57 for the three months and years ended December 31, 2023 and 2022, respectively. Includes policyholder benefit costs of $0.20 per common share for the year ended December 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(3)Includes Non-GMxB related derivative hedge losses impact per common share is $0.10, $0.07, $0.09 and $(0.09) for the three months and years ended December 31, 2023 and 2022, respectively.
(4)For the three and twelve months ended December 31, 2023, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period and tax valuation allowance decreases of $0.09 and $2.84 per common share, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2023	December 31, 2022
Book value per common share	$3.26	$(0.44)
Per share impact of AOCI	23.30	24.63
Book Value per common share, excluding AOCI	$26.56	$24.19

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
REVENUES
Policy charges and fee income	$599	$581	$2,380	$2,454
Premiums	281	250	1,104	994
Net derivative gains (losses)	(1,254)	(1,309)	(2,397)	907
Net investment income (loss)	1,223	958	4,320	3,315
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(75)	(48)	(220)	(314)
Other investment gains (losses), net	(84)	(7)	(493)	(631)
Total investment gains (losses), net	(159)	(55)	(713)	(945)
Investment management and service fees	1,241	1,160	4,820	4,891
Other income	239	231	1,014	1,028
Total revenues	2,170	1,816	10,528	12,644
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	647	696	2,754	2,716
Remeasurement of liability for future policy benefits	29	12	75	66
Change in market risk benefits and purchased market risk benefits	(35)	(1,136)	(1,807)	(1,280)
Interest credited to policyholders’ account balances	563	409	2,083	1,410
Compensation and benefits	586	519	2,328	2,201
Commissions and distribution-related payments	412	383	1,590	1,567
Interest expense	57	53	228	201
Amortization of deferred policy acquisition costs	169	150	641	586
Other operating costs and expenses	559	572	1,898	2,185
Total benefits and other deductions	2,987	1,658	9,790	9,652
Income (loss) from continuing operations, before income taxes	(817)	158	738	2,992
Income tax (expense) benefit	228	(20)	905	(598)
Net income (loss)	(589)	138	1,643	2,394
Less: Net income (loss) attributable to the noncontrolling interest	109	76	341	241
Net income (loss) attributable to Holdings	(698)	62	1,302	2,153
Less: Preferred stock dividends	26	26	80	80
Net income (loss) available to Holdings’ common shareholders	$(724)	$36	$1,222	$2,073

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
Earnings per common share
Basic	$(2.15)	$0.10	$3.49	$5.49
Diluted	$(2.15)	$0.10	$3.48	$5.46
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	337.2	368.6	350.1	377.6
Weighted average common stock outstanding for diluted earnings per common share (1)	337.2	371.5	351.6	379.9

(1)Due to net loss for the three months ended December 31, 2023 approximately 2.0 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$206	$190	$850	$762
Group Retirement	98	92	399	446
Investment Management and Research	114	94	411	424
Protection Solutions	28	(41)	51	97
Wealth Management	45	23	159	101
Legacy	40	65	186	235
Corporate and Other (1)	(55)	(75)	(362)	(339)
Non-GAAP Operating Earnings	$476	$348	$1,694	$1,726

(1)Includes interest expense and financing fees of $56 million, $49 million, $229 million and $205 million for the three months and year ended December 31, 2023, and 2022 respectively.

Select Balance Sheet Statistics

	December 31, 2023	December 31, 2022
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$110,412	$97,378
Separate Accounts assets	127,251	114,853
Total assets	276,814	252,702

LIABILITIES
Long-term debt	$3,820	$3,322
Future policy benefits and other policyholders' liabilities	17,363	16,603
Policyholders’ account balances	95,673	83,866
Total liabilities	271,656	249,106

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(7,777)	(8,992)
Total equity attributable to Holdings	$2,649	$1,401
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,864	8,831

Assets Under Management (Unaudited)

	December 31, 2023	December 31, 2022
	(in billions)
Assets Under Management
AB AUM	$725.2	$646.4
Exclusion for General Account and other Affiliated Accounts	(75.0)	(66.8)
Exclusion for Separate Accounts	(44.5)	(38.2)
AB third party	$605.7	$541.4

Total company AUM
AB third party	$605.7	$541.4
General Account and other Affiliated Accounts (1) (3) (4)	110.4	97.4
Separate Accounts (2) (3) (4)	127.3	114.9
Total AUM	$843.4	$753.6

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of December 31, 2023 and December 31, 2022, Separate Account and General Account AUM is inclusive of $12.5 billion and $49 million as well as $12.1 billion and $56 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 13 of the Notes to Consolidated Financial Statements within the 10-K.
((4) As of December 31, 2023 and December 31, 2022, Separate Account and General Account AUM is inclusive of $6.4 billion and $3.6 billion as well as $5.6 billion and $3.9 billion, respectively, Account Value ceded to Global Atlantic. For additional information on the Global Atlantic transaction see MD&A - Executive Summary 'Global Atlantic Reinsurance Transaction' within the 10-K..